Exhibit 99.1

ClearSign Technologies Corporation Provides First Quarter 2021 Update

SEATTLE, June 15, 2021 -- ClearSign Technologies Corporation (Nasdaq: CLIR) ("ClearSign" or the "Company"), an emerging leader in industrial combustion and sensing technologies that improve energy, operational efficiency and safety while dramatically reducing emissions, today provides an update on operations for the first quarter ended on March 31, 2021.

“During the first quarter of 2021, we continued to move strategic projects forward, to install more of our products in the field, and with the addition of completing our first performance test for a supermajor and our field installations performing well, we believe the industry at large is starting to accept our best in class technologies as mainstream. The conversations and partnerships that we are developing give us confidence that we are executing on our commercialization plan,” concluded Dr. Deller.

Recent strategic and operational highlights during and subsequent to the first quarter 2021 include:

Conducted Performance Demonstration for Supermajor for installation on European Project: Successfully set up and completed the formal demonstration of the burner for our European supermajor project. This formal witness performance test was completed on June 11th. Following standard procedure, the data is being reviewed by the customer and installation is expected to occur later this year. This is the first purchase from this customer and the second super major customer for the Company. This order was previously announced on Feb. 2, 2021.

Successfully Installed a Multi-Unit Process Burner Order for Major Energy Infrastructure Company: The installation is made up of three burners in an existing process heater at a California storage and transportation terminal. The burners were sold by ClearSign's channel affiliate, California Boiler, who were a subcontractor to the overall project management company, R. A. Nichols Engineering. The Company is awaiting third party emissions confirmation report.

Completed the Performance Testing and Application for Firetube Boiler Burner Certification in China and subsequently received certification: With this certification, the Company can produce, market and sell its 125hp fire tube boiler burners throughout China.

Signed a Collaboration Framework Agreement (CFA) with Jiangsu Shuang Liang Boiler Co. Ltd: The Company signed a non-binding CFA agreement with Jiangsu Shuang Liang Boiler Co. Ltd, the largest fire tube boiler manufacturer in China, to provide a next generation ultra-low emission, and high efficiency integrated boiler burner package for the Chinese market.

Entered into an Agreement with California Boiler for Sale and Installation of 2.5 ppm NOx Capable Ultra-Low Emission Boiler Burners and Low Emission Flares: The agreement is for the sale and installation of "ClearSign Core™" enabled ultra-low NOx combustion equipment into the U.S. market. Both companies will be responsible for sales, California Boiler will be responsible for installation and the provision of controls, and ClearSign will provide the technology and product design. Currently, the Company is awaiting delivery of a newly fabricated 125hp ClearSign Core fire tube boiler burner. A 500hp burner is being fabricated as well and both will be installed in rental boilers for customer demonstrations.

The Company recognized revenue of $363,000 during the three months ended March 31, 2021 from the completion and delivery of three burners under a product contract with an infrastructure company.

Cash, cash equivalents and short term investments were approximately $10,725,000 on March 31, 2021.

Shares of common stock outstanding at March 31, 2021 was 31,137,498.

The Company will be hosting a call at 5:00 PM ET today.  Investors interested in participating on the live call can dial 1-866-372-4653 within the U.S. or 1-412-902-4217 from abroad. Investors can also access the call online through a listen-only webcast at https://www.webcaster4.com/Webcast/Page/987/41381 or on the investor relations section of the Company's website at http://ir.clearsign.com/overview.

The webcast will be archived on the Company's investor relations website for at least 90 days and a telephonic playback of the conference call will be available by calling 1-877-344-7529 within the U.S. or 1-412-317-0088 from abroad. Conference ID 10156614. The telephonic playback will be available for 7 days after the conference call.

About ClearSign Technologies Corporation

ClearSign Technologies Corporation designs and develops products and technologies for the purpose of improving key performance characteristics of industrial and commercial systems, including operational performance, energy efficiency, emission reduction, safety and overall cost-effectiveness. Our patented technologies, embedded in established OEM products as ClearSign Core™ and ClearSign Eye™ and other sensing configurations, enhance the performance of combustion systems and fuel safety systems in a broad range of markets, including the energy (upstream oil production and down-stream refining), commercial/industrial boiler, chemical, petrochemical, transport and power industries. For more information, please visit www.clearsign.com.

Cautionary note on forward-looking statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” You can find many (but not all) of these statements by looking for words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “would,” “should,” “could,” “may,” “will” or other similar expressions. While management has based any forward-looking statements included in this press release on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties and other factors, many of which are outside of our control, that could cause actual results to materially differ from such statements. Such risks, uncertainties and other factors include, but are not limited to, general business and economic conditions, the performance of management and our employees, our ability to obtain financing, competition, whether our technology will be accepted and adopted and other factors identified in our Annual Report on Form 10-K filed with the Securities and Exchange Commission and available at www.sec.gov and other factors that are detailed in our periodic and current reports available for review at www.sec.gov. Furthermore, we operate in a competitive environment where new and unanticipated risks may arise. Accordingly, investors should not place any reliance on forward-looking statements as a prediction of actual results. We disclaim any intention to, and, except as may be required by law, undertake no obligation to, update or revise forward-looking statements to reflect events or circumstances that subsequently occur or of which we hereafter become aware.

For further information:

Investor Relations:

Matthew Selinger

Firm IR Group for ClearSign

+1 415-572-8152

mselinger@firmirgroup.com